Exhibit 5b
                                       March 17, 1997





 Atlantic City Electric Company
 6801 Black Horse Pike
 Egg Harbor Township, New Jersey  08234

 Dear Sirs:

         With reference to the Registration Statement on Form S-3 (the "Registration Statement") of Atlantic City Electric Company (the "Company") filed pursuant to the Securities Act of 1933, relating to the issuance and sale by the Company in one or more transactions from time to time of its Debt Securities (the "Debt Securities"), under the Mortgage and Deed of Trust to The Bank of New York, as Trustee, dated January 15, 1937, as supplemented and amended and to be supplemented and amended (said Mortgage and Deed of Trust, as supplemented and amended and to be supplemented and amended being hereinafter called the "Mortgage"), and/or an Indenture to be entered into between the Company and The Bank of New York, as Trustee (the "Indenture"), we wish to advise you as follows:

         We are of the opinion that, when the Debt Securities have been issued and sold and the purchase price thereof has been paid in accordance with the transactions proposed in the Registration Statement, as the same may be amended, and when the steps mentioned in the next paragraph have been taken, such Debt Securities will be valid and legally binding obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         The steps to be taken which are referred to in the next preceding paragraph are:

         1. Appropriate definitive section by the Board of Directors of the Company or an authorized committee thereof with respect to the proposed transactions set forth in the Registration Statement;

         2. Appropriate action by and before the Board of Public Utilities, State of New Jersey with respect to the proposed transactions set forth in the Registration
     Statement;

         3. Execution and delivery of one or more proposed supplemental indentures and the recording and filing thereof as required by the Mortgage;

         4.  Execution and delivery of the Indenture;

         5. Compliance with the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended;
     and

         6. Issuance and sale of the Debt Securities in accordance with the Mortgage and/or Indenture and the corporate and governmental authorizations aforesaid.

         We are further of the opinion that no consent of any federal regulatory agency is necessary for the issuance and sale of the Debt Securities by the Company.

         Insofar as this opinion relates to any matter governed by laws of any state other than the State of New
 York, we base it upon the opinion of James E. Franklin II, Esq., to be filed as an exhibit to said Registration
 Statement. This opinion does not purport, and is not intended, to cover any questions relating to property titles, recordation or the lien of the Mortgage.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the inclusion of the statement in regard to us set forth in the Registration Statement under the caption "Legal Opinions".

                                Very truly yours,

                                /s/ Simpson Thacher & Bartlett

                                SIMPSON THACHER & BARTLETT